Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

Houston, TX – May 5, 2009 – Westlake Chemical Corporation (NYSE: WLK) today reported a net loss of $6.1 million, or $0.09 per diluted share, for the first quarter of 2009. This represents a decrease from the first quarter of 2008 net income of $5.4 million, or $0.08 per diluted share. Sales for the first quarter of 2009 were $488.3 million and loss from operations for the first quarter of 2009 was $0.9 million. This compares with net sales of $915.1 million and income from operations of $13.9 million for the first quarter of 2008. The decrease in sales was primarily due to significantly lower selling prices for all of the Company’s major products with the exception of caustic, after the global collapse in commodity prices that occurred in the fourth quarter of 2008. In addition, sales volumes were lower in the first quarter of 2009 as compared to the first quarter of 2008 largely due to lower overall demand. The first quarter of 2009 loss from operations and net loss reflected lower sales volumes, weakness in the vinyls construction markets, reduced demand for polyethylene, an unscheduled outage caused by an ice storm at our Calvert City facility and a turnaround at one of our ethylene units in Lake Charles, Louisiana. In January 2009, the Calvert City, Kentucky complex experienced an ice storm that caused a power failure at the facility and resulted in damage to a compressor in an ethylene unit. The shutdown of the complex and associated damage resulted in reduced production rates for all major products at the facility. The ethylene unit in Lake Charles was idled during December 2008 due to significant customer de-stocking and resulting weakened demand. A maintenance turnaround for this unit, which was scheduled for later during 2009, was brought forward and performed during this downtime. The unit was shut down for a total of 71 days during the first quarter of 2009. The maintenance turnaround was completed and the unit resumed production in March. The Calvert City outage and Lake Charles turnaround resulted in repair costs and the expensing of unabsorbed fixed manufacturing costs of approximately $19.5 million in the first quarter of 2009.

First quarter 2009 net loss of $6.1 million, or $0.09 per diluted share, was an improvement from the $109.6 million net loss, or $1.67 per diluted share, in the fourth quarter of 2008. First quarter 2009 loss from operations of $0.9 million also compared favorably to the loss from operations of $165.8 million in the fourth quarter of 2008, while first quarter 2009 net sales decreased by $108.8 million from the $597.1 million reported in the fourth quarter of 2008. The decrease in sales was primarily due to lower average selling prices for all of the company’s major products in the first quarter of 2009 as compared to the fourth quarter of 2008. These decreases were partially offset by higher sales volumes for polyethylene, PVC resin and PVC pipe. The first quarter net loss was negatively impacted by lower operating rates resulting from the outages at the Calvert City facility and the Lake Charles ethylene unit. The fourth quarter of 2008 net loss was negatively impacted by approximately $168.0 million (pre-tax) due to inventory losses and the expensing of unabsorbed fixed manufacturing costs related to a drop in product prices and operating rates, as a result of the global recession.

EBITDA (earnings or loss before interest expense, income taxes, depreciation and amortization) for the first quarter of 2009 decreased to $30.6 million from the $42.3 million in the first quarter of 2008. EBITDA for the first quarter of 2009 increased $166.4 million from the $135.8 million negative EBITDA in the fourth quarter of 2008. A reconciliation of EBITDA to reported net (loss) income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities generated cash of $120.3 million in the first quarter of 2009 as working capital (excluding cash) decreased by $108.0 million. Capital additions for the quarter were $32.8 million. At March 31, 2009, the Company had $300.1 million in cash balances, including $179.3 million of cash and cash equivalents and $120.8 million of restricted cash. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for facilities in Louisiana. At March 31, 2009 the Company’s long-term debt was $510.3 million, with no maturities until 2016.

Albert Chao, President and Chief Executive Officer, said, “Our volume improved in the first quarter of 2009 as compared to last quarter and we were able to implement price increases for polyethylene and PVC resin. U.S. gas-based ethylene producers, such as Westlake, have a cost advantage over naptha-based ethylene producers, which should allow us to export our products. The vinyls segment performance continues to suffer from weakness in the construction markets, and caustic prices, which had been strong, have begun to soften due to lower demand. In the meantime, we have furthered our vinyls integration by acquiring a PVC pipe plant in Wisconsin, and begun operating our new PVC pipe plant in Arizona, adding approximately 300 million pounds of PVC pipe capacity. In addition, we have completed the expansion of our PVC resin unit in Calvert City adding 300 million pounds of PVC resin capacity. As to our financial liquidity, we currently have $300 million in cash, including restricted cash, and have no outstanding borrowings under our revolving credit facility.”

OLEFINS SEGMENT

Income from operations for the Olefins segment was $16.1 million in the first quarter of 2009 as compared to income from operations of $20.2 million in the first quarter of 2008. This decrease was primarily due to lower sales volumes for all our major products except styrene and lower operating rates. The lower operating rates were primarily due to reduced polyethylene demand and the turnaround at one of the ethylene units in Lake Charles. The first quarter of 2009 income from operations benefited from the implementation of an industry wide 7 cent per pound price increase for polyethylene, which followed a decline in the price of polyethylene of 40 cents per pound in the fourth quarter of 2008. Trading activity resulted in a gain in the first quarter of 2009 of $2.5 million as compared to a gain of $0.1 million in the first quarter of 2008.

Income from operations in the Olefins segment increased by $152.4 million from the $136.3 million loss from operations in the fourth quarter of 2008. Sales volumes for polyethylene improved over the fourth quarter of 2008, as customers began to restock inventories. While the average selling price for polyethylene was lower in the first quarter than it was in the fourth quarter of 2008, prices have improved from the prices at the end of 2008 after the implementation of the 7 cent price increase in the first quarter. The fourth quarter loss from operations for the Olefins segment reflected the negative impact of approximately $105.0 million due to inventory losses and the expensing of unabsorbed fixed manufacturing costs caused by sharp reductions in product prices, sales volumes and operating rates in the fourth quarter of 2008.

VINYLS SEGMENT

Loss from operations for the Vinyls segment was $15.4 million for the first quarter of 2009 compared to a $3.1 million loss from operations in the first quarter of 2008. This decrease was primarily due to lower sales volume and lower operating rates. Continued weakness in the construction markets further reduced already low seasonal demand. In addition, the outage at the Calvert City facility adversely impacted production rates for all of the major products produced at Calvert City and resulted in lost sales and margin due to the reduced production. These decreases were partially offset by higher caustic prices in the first quarter of 2009 as compared to the first quarter of 2008.

The loss from operations in the Vinyls segment in the first quarter of 2009 improved by $12.5 million from the $27.9 million loss in the fourth quarter of 2008. Sales volumes for PVC resin and PVC pipe improved during the first quarter of 2009 as compared to the fourth quarter of 2008. The loss in the fourth quarter of 2008 was primarily due to inventory losses and the expensing of unabsorbed manufacturing costs caused by the sharp reduction in product prices, sales volumes and operating rates.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to the global economic slowdown and the credit crisis; governmental regulatory actions and political unrest; industry production capacity and operating rates; the export of Westlake products; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC in February 2009.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net (loss) income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held Tuesday, May 5, 2009 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 783-2142, or (857) 350-1601 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 32663837.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Tuesday, May 12, 2009. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 31153377.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=2178629 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$488,251	$915,061
Cost of sales	468,187	878,357

Gross profit	20,064	36,704

Selling, general and administrative expenses	20,967	22,845

(Loss) income from operations	(903)	13,859

Interest expense	(8,596)	(8,528)
Other income, net	2,477	2,408

(Loss) income before income taxes	(7,022)	7,739

(Benefit from) provision for income taxes	(947)	2,352

Net (loss) income	$(6,075)	$5,387

Basic and diluted (loss) earnings per share	$(0.09)	$0.08

Weighted average shares outstanding
Basic	65,797,273	65,561,552

Diluted	65,797,273	65,587,292

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2009	December 31, 2008
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$179,343	$90,239
Accounts receivable, net	281,011	347,323
Inventories, net	283,873	327,967
Other current assets	36,911	33,460

Total current assets	781,138	798,989
Property, plant and equipment, net	1,210,748	1,197,452
Restricted cash	120,763	134,432
Other assets, net	175,571	156,116

Total assets	$2,288,220	$2,286,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$212,159	$212,288
Long-term debt	510,339	510,319
Other liabilities	334,614	325,322

Total liabilities	1,057,112	1,047,929

Stockholders’ equity	1,231,108	1,239,060

Total liabilities and stockholders’ equity	$2,288,220	$2,286,989

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands of dollars)
Cash flows from operating activities
Net (loss) income	$(6,075)	$5,387
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	28,987	26,001
Deferred income taxes	8,105	1,163
Other balance sheet changes	89,286	(60,805)

Net cash provided by (used for) operating activities	120,303	(28,254)

Cash flows from investing activities
Additions to property, plant and equipment	(32,792)	(42,984)
Acquisition of business	(6,297)	—
Proceeds from disposition of assets	—	214
Settlements of derivative instruments	(1,352)	319

Net cash used for investing activities	(40,441)	(42,451)

Cash flows from financing activities
Proceeds from the exercise of stock options	14	—
Dividends paid	(3,461)	(3,282)
Proceeds from borrowings	—	300,800
Repayment of borrowings	—	(257,427)
Utilization of restricted cash	14,026	13,546
Capitalized debt issuance costs	(1,337)	—

Net cash provided by financing activities	9,242	53,637

Net increase (decrease) in cash and cash equivalents	89,104	(17,068)
Cash and cash equivalents at beginning of period	90,239	24,914

Cash and cash equivalents at end of period	$179,343	$7,846

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands of dollars)
Net external sales
Olefins	$322,769	$660,821
Vinyls	165,482	254,240

	$488,251	$915,061

(Loss) income from operations
Olefins	$16,074	$20,152
Vinyls	(15,381)	(3,085)
Corporate and other	(1,596)	(3,208)

	$(903)	$13,859

Depreciation and amortization
Olefins	$19,724	$17,661
Vinyls	9,188	8,298
Corporate and other	75	42

	$28,987	$26,001

Other income, net
Olefins	$130	$16
Vinyls	4	100
Corporate and other	2,343	2,292

	$2,477	$2,408

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET (LOSS) INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2008	2009	2008
	(In thousands of dollars)
EBITDA	$(135,763)	$30,561	$42,268
Less:
(Benefit from) provision for income taxes	(64,644)	(947)	2,352
Interest expense	8,049	8,596	8,528
Depreciation and amortization	30,399	28,987	26,001

Net (loss) income	(109,567)	(6,075)	5,387
Changes in operating assets and liabilities	236,045	118,273	(34,804)
Deferred income taxes	(16,975)	8,105	1,163

Cash flow provided by (used for) operating activities	$109,503	$120,303	$(28,254)

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2009 vs. First Quarter 2008		First Quarter 2009 vs. Fourth Quarter 2008
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-33.5%	-17.5%	-21.7%	+3.3%
Vinyls	-17.6%	-17.3%	-28.5%	+10.9%
Company	-29.1%	-17.5%	-24.0%	+5.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 2008	June 2008	September 2008	December 2008	March 2009
Ethane (cents/lb)	34.1	35.4	36.7	14.1	12.0
Propane (cents/lb)	34.8	40.2	39.8	18.9	16.0
Ethylene (cents/lb) (2)	60.5	65.7	68.0	39.2	31.5
Polyethylene (cents/lb) (3)	88.0	94.7	103.7	71.3	65.0
Styrene (cents/lb) (4)	72.5	78.8	85.7	55.6	40.4
Caustic ($/ short ton) (5)	453.3	540.0	786.7	970.0	821.7
Chlorine ($/ short ton) (6)	300.0	275.0	265.0	236.7	175.0
PVC (cents/lb) (7)	54.3	58.7	64.0	51.0	45.7

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents North America average acquisition prices of caustic soda over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents North American contract prices of PVC over the period as reported by CMAI. During 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices.